Exhibit 5.1

Dentons Canada LLP 1, Place Ville Marie, Suite 3900 Montréal, QC, Canada H3B 4M7 dentons.com

October 17, 2024

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Attention: Board of Directors

Dear Sirs:

Re:	Vision Marine Technologies Inc.

We have acted as Canadian legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Corporation”), in connection with a public offering of US$11,750,000 of common shares (the “Shares”) of the Company’s common shares, without par value pursuant, to that At the Market Sales Agreement, dated October 17, 2024 (the “ATM Sales Agreement”), by and between the Corporation and ThinkEquity LLC (the “Sales Agent”). The Shares are the subject of a registration statement (the “Registration Statement”) on Form F-3 (no. 333-267893) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the United States Securities and Exchange Commission (the “SEC”) on October 14, 2022, and a prospectus supplement (and included in the Prospectus) filed with the SEC on October 17, 2024. The SEC declared the Registration Statement effective on December 21, 2022.

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of or examined original executed or electronically delivered copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including, without limitation:

1.	the Registration Statement;

2.	the Prospectus Supplement;

3.	the ATM Sales Agreement; and

4.	resolutions of the directors of the Corporation authorizing and approving the Registration Statement, the Prospectus Supplement, the ATM Sales Agreement and the issuance of the Shares (the "Authorizing Resolutions");

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October 17, 2024 Page 2	dentons.com

collectively, the "Transaction Documents".

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated October17, 2024 issued pursuant to the Business Corporations Act (Québec) relating to the Corporation; and

2.	a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Corporation addressed to our firm, certifying certain additional corporate information of a factual nature and attaching the Authorizing Resolutions (the "Officer's Certificate"), which we have relied upon as to questions of fact material to our opinions set forth below.

B.       Laws Addressed

We are qualified to practice law in the Province of Québec and our opinion herein is restricted to the laws of the Province of Québec and the federal laws of Canada applicable therein (the "Applicable Law").

C.       Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to ail documents examined by us, the genuineness of ail signatures, the authenticity, completeness and accuracy of ail documents submitted to us as originals, the conformity to originals of an documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	the Officer's Certificate continues to be accurate on the date hereof;

4.	all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required by law other than Applicable Law as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.	the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain ail of the articles and constating documents of the Corporation and any amendments thereto and an of the respective minutes, or copies thereof, of ail proceedings of the shareholders and directors

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6.	at the time of offer, issuance and sale of any Shares, the Registration Statement and Prospectus Supplement will have been declared effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect; and

7.	the Company will remain a Québec corporation.

D.           Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Shares have been authorized for issuance and when issued in compliance with the provisions of the ATM Sales Agreement, including the receipt by the Corporation of any consideration required thereunder, the Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Corporation.

E.           Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being "fully-paid and non-assessable", such phrase means that the holders of such securities will not, alter the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.